                                                                    Exhibit 3(a)


                                STATE OF INDIANA
                        OFFICE OF THE SECRETARY OF STATE

             CERTIFICATE OF RESTATEMENT OF ARTICLES OF INCORPORATION

                                       of

                              ITT INDUSTRIES, INC.

I, TODD ROKITA, Secretary of State of Indiana, hereby certify that Restatement of Articles of Incorporation of the above For-Profit Domestic Corporation have been presented to me at my office, accompanied by the fees prescribed by law and that the documentation presented conforms to law as prescribed by the provisions of the Indiana Business Corporation Law.




NOW, THEREFORE, with this document I certify that said transaction will become effective Monday, May 23,2005.

(SEAL OF THE STATE OF INDIANA)          In Witness Whereof, I have caused to be
                                        affixed my signature and the seal of the State of Indiana, at the City of Indianapolis, May 23, 2005.

                                        /s/ TODD ROKITA

                                        TODD ROKITA,
                                        SECRETARY OF STATE




                                                        1995090175/2005052478723

                                                 TODD ROKITA
                                                 SECRETARY OF STATE
                                                 CORPORATIONS DIVISION
                                                 302 W. Washington St., Rm. E018
                                                 Indianapolis, IN 46204
                                                 Telephone: (317) 232-6576

                                                 Indiana Code 23-1-38-7

                                                 FILING FEE IS $30.00

[SEAL OF THE STATE OF INDIANA]

RESTATEMENT OF ARTICLES OF INCORPORATION
State Form 42152 (R27 4-35)
Approved by State Board of Accounts 1995

INSTRUCTIONS:  Use 8 1/2" x 11" white paper for inserts.
               Present original and two (2) copies to address in upper right corner of this form.
               Please TYPE or PRINT.
               Upon completion of filing the Secretary of State will issue a receipt.


                                 RESTATEMENT OF
                           ARTICLES OF INCORPORATION
                                       OF

                              ITT Industries, Inc.
-------------------------------------------------------------------------------
                             (Name of Corporation)

The above corporation (hereinafter referred to as the "Corporation") existing pursuant to the Indiana Business Corporation Law, desiring to give notice of corporate action effectuating the restatement of its Articles of Incorporation, sets forth the following:

                            ARTICLE 1 - RESTATEMENT

SECTION I:     The date of incorporation of the Corporation:
     September 5, 1995


SECTION II:    The name of the Corporation following this restatement:
     ITT Industries, Inc.

SECTION III: The exact text of the Restatement of Articles of Incorporation is attached as "Exhibit A".


     ARTICLE II - MANNER OF ADOPTION AND VOTE (Strike inapplicable section)

SECTION I: The restatement does not contain an amendment requiring shareholder approval and the board of directors adopted the restatement.
[   ]

SECTION II: The restatement contains an amendment requiring shareholder approval and the vote is set forth below:

[ X ]          VOTE OF SHAREHOLDERS
               The designation (i.e. common, preferred and any classification where different classes of stock exist), number of outstanding shares, number of votes entitled to vote separately on the amendment and the number of votes of each voting group represented at the meeting is set forth as follows:

                                                  TOTAL               A              B         C

DESIGNATION OF EACH VOTING GROUP                                      Common
NUMBER OF OUTSTANDING SHARES                      92,375,931          92,375,931
NUMBER OF VOTES ENTITLED TO BE CAST               92,375,931          92,375,931
NUMBER OF VOTES REPRESENTED AT THE MEETING        80,241,883          80,241,883
SHARES VOTED IN FAVOR                             77,273,014          77,273,014
SHARES VOTED AGAINST                              2,119,941           2,119,941

[ X ] The number cast for the amendment by each voting group was sufficient for approval by that voting group.



               In Witness Whereof, the undersigned being the Vice President, Secretary and Associate General Counsel
                                                             -----------------------------------------------------------------
                                                                                     (Title)

               of said Corporation executes this Restatement of Articles of Incorporation and verifies, subject to penalties of perjury, that the statements contained herein are true, this 20th day of May, 2005.
                                                                           -----        --- -----

Signature                                         Printed Name

/s/ Kathleen S. Stolar                            Kathleen S. Stolar

                                                                       EXHIBIT A

                             ARTICLES OF RESTATEMENT

      ITT Industries, Inc., a corporation organized and existing under the laws of the State of Indiana (the "Corporation"), hereby certifies as follows:

ITT Industries, Inc. was originally incorporated under the name ITT Indiana, Inc. pursuant to its original Articles of Incorporation filed with the Secretary of State for the State of Indiana on September 5, 1995. Effective December 20, 1995, ITT Corporation, a Delaware corporation, was merged with and into the Corporation, and the name of the Corporation was changed to ITT Industries, Inc. This Restatement of Articles of Incorporation includes an amendment to paragraph
(a) of ARTICLE FOURTH to increase the number of authorized shares of Common Stock of the Corporation from 200,000,000 shares to 250,000,000 shares. The amendment was approved by the holders of the outstanding shares of Common Stock of the Corporation at the 2005 Annual Meeting of Shareholders held on May 10,2005. The text of the Articles of Incorporation as amended is hereby restated to read as herein set forth in full:

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                              ITT INDUSTRIES, INC.

                                  ARTICLE FIRST

      The name of the corporation is ITT Industries, Inc. (the "Corporation").

                                 ARTICLE SECOND

      The address of the registered office of the Corporation in the State of Indiana is One North Capitol Avenue, Suite 1180, Indianapolis, Indiana 46204. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                                  ARTICLE THIRD

      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Indiana Business Corporation Law.

                                 ARTICLE FOURTH

      (a) The aggregate number of shares of stock that the Corporation shall have authority to issue is 300,000,000 shares, consisting of 250,000,000 shares designated "Common Stock`, and 50,000,000 shares designated "Preferred Stock". The shares of Common Stock shall have a par value of $1 per share, and the shares of Preferred Stock shall not have any par or stated value, except that, solely for the purpose of any statute or regulation imposing any fee or tax based upon the capitalization of the Corporation, the shares of Preferred Stock shall be deemed to have a par value of $.01 per share.

      (b) The Board of Directors of the Corporation shall have the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of Preferred Stock into classes or series, or both, and to determine the following provisions, designations, powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations or restrictions thereof for shares of any such class or series of Preferred Stock:

            (1) the designation of such class or series, the number of shares to constitute such class or series and the stated or liquidation value thereof;

            (2) whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

            (3) the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of the same class;

            (4) whether the shares of such class or series shall be subject to redemption at the election of the Corporation and/or the holders of such class or series and, if so, the times, price and other conditions of such redemption, including securities or other property payable upon any such redemption, if any;

            (5) the amount or amounts, if any, payable upon shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets, of the Corporation; provided that in no event shall the amount or amounts, if any, exceed $100 per share plus accrued dividends in the case of involuntary liquidation, dissolution or winding up;

            (6) whether the shares of such class or series shall be subject to the operation of a retirement or sinking h n d and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

            (7)whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of the same class or any securities, whether or not issued by the Corporation, and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

            (8) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of the same class;

            (9) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional shares of stock, including additional shares of such class or series or of any other series of the same class or of any other class;

            (10) the ranking (be it pari passu, junior or senior) of each class or series vis-a-vis any other class or series of any class of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters; and

            (11) any other powers, preferences and relative, participating, optional and other special rights and any qualifications, limitations or restrictions thereof, insofar as they are not inconsistent with the provisions of these Articles of Incorporation, to the full extent permitted in accordance with the laws of the State of Indiana.

      (c) Such divisions and determinations may be accomplished by an amendment to this ARTICLE FOURTH, which amendment may be made solely by action of the Board of Directors, which shall have the full authority permitted by law to make such divisions and determinations.

      (d) The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding; provided that each series of a class is given a distinguishing designation and that all shares of a series have powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations or restrictions thereof identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those other series of the same class.

      (e) Holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment thereof, dividends at the rates fixed by the Board of Directors for the respective series before any dividends shall be declared and paid, or set aside for payment, on shares of Common Stock with respect to the same dividend period. Nothing in this ARTICLE FOURTH shall limit the power of the Board of Directors to create a series of Preferred Stock with dividends the rate of which is calculated by reference to, and the payment of which is concurrent with, dividends on shares of Common Stock.

      (f) In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of shares of each series of Preferred Stock will be entitled to receive the amount fixed for such series upon any such event (not in excess of $100 per share in the case of involuntary liquidation, dissolution or winding up) plus, in the case of any series on which dividends will have been determined by the Board of Directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared before any distribution shall be paid, or set aside for payment, to holders of

Common Stock. If the assets of the Corporation are not sufficient to pay such amounts in full, holders of all shares of Preferred Stock will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been fixed in the resolution or resolutions providing for the issue of the series of Preferred Stock. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph except to the extent specifically provided for herein. Nothing in this ARTICLE FOURTH shall limit the power of the Board of Directors to create a series of Preferred Stock for which the amount to be distributed upon any liquidation, dissolution or winding up of the Corporation is calculated by reference to, and the payment of which is concurrent with, the amount to be distributed to the holders of shares of Common Stock.

      (g) The Corporation, at the option of the Board of Directors, may redeem all or part of the shares of any series of Preferred Stock on the terms and conditions fixed for such series.

      (h) Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meetings of shareholders.

      (i) Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which the holders of shares of Common Stock are entitled to vote. Subject to the provisions of applicable law and any certificate of designation providing for the issuance of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have and possess the exclusive right to notice of shareholders' meetings and the exclusive power to vote. No shareholder will be permitted to cumulate votes at any election of directors.

      (j) Subject to all the rights of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of b d s legally available for the payment thereof, dividends payable in cash, stock or otherwise. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full in cash the amounts to which they respectively shall be entitled or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.

                SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK

      A description of such Series A Participating Cumulative Preferred Stock with the designations, voting powers, preferences and relative, participating, optional and other special rights and qualifications, limitations or restrictions relating thereto is as follows:

            SECTION 1. Designation and Number of Shares. The shares of such series shall be designated as "Series A Participating Cumulative Preferred Stock" (the "Series A Preferred Stock"), without par value. The number of shares initially constituting the Series A Preferred Stock shall be 300,000; provided, however, that, if more than a total of 300,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the "Rights") issued pursuant to that Rights Agreement between the Corporation and The Bank of New York, a New York banking corporation, as Rights Agent (the "Rights Agreement"), the Board of Directors of the Corporation, pursuant to Section 23-1-25-2(d) of the Business Corporation Law of the State of Indiana, shall direct by resolution or resolutions that articles of amendment be properly executed and delivered to the Secretary of State for the State of Indiana for filing in accordance with the provisions of Section 23-1-18-1 and Section 23-1-38-6 thereof, providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Articles of Incorporation then permit) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

            SECTION 2. Dividends or Distributions. (a) Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, (1) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board of Directors of the Corporation shall approve (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in the amount of $.01 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A

Preferred Stock pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock (the total of which shall not, in any event, be less than zero) and (2) dividends payable in cash on the payment date for each cash dividend declared on the Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of the Common Stock. As used herein, the "Formula Number" shall be 1,000; provided, however, that, if at any time after the Distribution Record Date (as defined in that Notice of Special Meeting and Proxy Statement, dated August 30, 1995, filed with the Securities and Exchange Commission by ITT Corporation), the Corporation shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that, if at any time after the Distribution Record Date, the Corporation shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

            (b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock);provided, however, that, in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

            (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Preferred Stock; provided, however, that dividends on such shares which are originally issued after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock which are originally issued prior to the record date for the determination of holders of shares or Series A Preferred Stock entitled to receive a quarterly dividend on the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

            (d) So long as any shares of the Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series A Preferred Stock shall have been declared.

            (e) The holders of the shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

      SECTION 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

            (a) Each holder of Series A Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of Series A Preferred Stock held of record on each matter on which holders of the Common Stock or shareholders generally are entitled to vote, multiplied by the maximum number of votes per share which any holder of the Common Stock or shareholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

            (b) Except as otherwise provided herein or by applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of shareholders of the Corporation.

            (c) If, at the time of any annual meeting of shareholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series A Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at said meeting of shareholders (and at each subsequent annual meeting of shareholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock equal to the Formula Number. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares of Series A Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3(c) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Section 3.

            (d) Except as provided herein, in Section 11 or by applicable law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

      SECTION 4. Certain Restrictions. (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not

                  (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                  (ii) declare or pay dividends on or make any other
            distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                  (iii) redeem or purchase or otherwise acquire for
            consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; or

                  (iv) purchase or otherwise acquire for consideration any
            shares of Series A Preferred Stock, or any shares of stock ranking on a panty with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

            (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph
      (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

      SECTION 5. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount, equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $.01 per whole share or
(y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up; provided that in no event shall the amount or amounts, if any, exceed $100 per share plus accrued dividends in the case of involuntary liquidation, dissolution or winding up of the Corporation.

      SECTION 6. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this
Section 6 and Section 2 appear to apply to a transaction, this Section 6 will control.

      SECTION 7. No Redemption; No Sinking Fund. (a) The shares of Series A Preferred Stock shall not be subject to redemption by the Corporation or at the option of any holder of Series A Preferred Stock; provided, however, that the Corporation may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.

            (b) The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

      SECTION 8. Ranking. The Series A Preferred Stock shall rank junior to all other series of Preferred Stock of the Corporation, unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations or restrictions thereof.

      SECTION 9. Fractional Shares. The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-thousandths (1/l,000ths) of a share or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect (1) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandths (l/l,000ths) of a share or any integral multiple thereof or
(2) to issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.

      SECTION 10. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancelation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of ARTICLE FOURTH of the Articles of Incorporation.

            SECTION 11. Amendment. None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided herein or in the Articles of Incorporation shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66 213% of the outstanding shares of Series A Preferred Stock, voting as a separate class, provided, however, that no such amendment approved by the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock shall be deemed to apply to the powers, preferences, rights or privileges of any holder of shares of Series A Preferred Stock originally issued upon exercise of a Right after the time of such approval without the approval of such holder.

                                  ARTICLE FIFTH

      (a) Special meetings of shareholders of the Corporation may be called only by the Chairman of the Board of Directors or by a majority vote of the entire Board of Directors.

      (b) Shareholders of the Corporation shall not have any preemptive rights to subscribe for additional issues of stock of the Corporation except as may be agreed from time to time by the Corporation and any such shareholder.

      (c) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation, if any, shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, an election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the applicable resolution or resolutions of the Board of Directors adopted pursuant to ARTICLE FOURTH of these Articles of Incorporation.

                                  ARTICLE SIXTH

      To the fullest extent permitted by applicable law as then in effect, no director or officer shall be personally liable to the Corporation or any of its shareholders for damages for breach of fiduciary duty as a director or officer, except for liability (a) for breach of duty if such breach constitutes wilful misconduct or recklessness or (b) for the payment of distributions to shareholders in violation of Section 23-1-28-3 of the Indiana Business Corporation Law. Any repeal or modification of this ARTICLE SIXTH by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                                 ARTICLE SEVENTH

      The holders of the capital stock of the Corporation shall not be personally liable for the payment of the Corporation's debts and the private property of the holders of the capital stock of the Corporation shall not be subject to the payment of debts of the Corporation to any extent whatsoever.

                                 ARTICLE EIGHTH

      Subject to any express provision of the laws of the State of Indiana, these Articles of Incorporation or the By-laws of the Corporation, the By-laws of the Corporation may from time to time be supplemented, amended or repealed, or new By-laws may be adopted, by the Board of Directors at any regular or special meeting of the Board of Directors, if such supplement, amendment, repeal or adoption is approved by a majority of the entire Board of Directors. Subject to any express provision of the laws of the State of Indiana, these Articles of Incorporation or the By-laws of the Corporation, the By-laws of the Corporation may from time to time be supplemented, amended or repealed, or new By-laws may be adopted, by the shareholders at any regular or special meeting of the shareholders at which a quorum is present, if such supplement, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in an election of directors.

                                  ARTICLE NINTH

      The Corporation reserves the right to supplement, amend or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Indiana, and all rights conferred on shareholders herein are granted subject to this reservation.

                                  ARTICLE TENTH

      The name and address of the original incorporator signing the Articles of Incorporation is:

      NAME                                         ADDRESS
      George W. Bilicic, Jr.                       825 Eighth Avenue
                                                   New York, New York 10019

      These Articles of Restatement of Articles of Incorporation were duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 23-1-38-7 of the Indiana Business Corporation Law.

      IN WITNESS WHEREOF, I have executed these Articles of Restatement of the Restated Articles of Incorporation this 20th day of May, 2005.


                                        /s/ Kathleen S. Stolar
                                        ----------------------
                                        Name:  Kathleen S. Stolar
                                        Title: Vice President, secretary and
                                               Associate General counsel




ATTEST:

/s/ Lawrence J. Swire
---------------------
Name:  Lawrence J. Swire
Title: Vice President, Associate General
       Counsel and Assistant Secretary



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